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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                     FORM 15
   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                                 ---------------

                        COMMISSION FILE NUMBER 333-73455
                                 ---------------

                      STUDENT LOAN FUNDING 1998 - A/B TRUST
             (Exact name of registrant as specified in its charter)

                        ONE WEST FOURTH STREET, SUITE 210
                             CINCINNATI, OHIO 45202
                                 (513) 763-4415

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   SENIOR ASSET-BACKED NOTES, SERIES 1998A1-3
               SENIOR ASSET-BACKED CALLABLE NOTES, SERIES 1998A1-4 SENIOR ASSET-BACKED CALLABLE NOTES, SERIES 1998A1-5 SENIOR ASSET-BACKED CALLABLE NOTES, SERIES 1998A1-6
                 SUBORDINATE ASSET-BACKED NOTES, SERIES 1998B1-3

            (Title of each class of securities covered by this Form)

                                      NONE.
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S)
         RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         RULE 12g-4(a)(1)(i)  [ ]       RULE 12h-3(b)(1)(ii) [ ]
         RULE 12g-4(a)(1)(ii) [ ]       RULE 12h-3(b)(2)(i)  [ ]
         RULE 12g-4(a)(2)(i)  [ ]       RULE 12h-3(b)(2)(ii) [ ]
         RULE 12g-4(a)(2)(ii) [ ]       RULE 15d-6           [X]
         RULE 12h-3(b)(1)(i)  [X]



         Approximate number of holders of record as of the certification or notice date -- Series 1998A1-3: 5 holders; Series 1998A1-4: 3 holders; Series 1998A1-5: 2 holders; Series 1998A1-6: 3 holders; Series 1998B1-3: 3 holders.



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Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned, hereunto duly authorized.


                            FIRSTAR BANK, N.A., not in its individual capacity but solely in its capacity as Co-owner Trustee for STUDENT LOAN FUNDING 1998 - A/B TRUST


Date:  July 16, 1999         By:   /s/  Brian J. Gardner
                                  --------------------------------
                                  Brian J. Gardner
                                  Vice President & Trust Officer



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